Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL INC. SETS ANNUAL MEETING DATE, LOCATION

DAYTON, Ohio, February 8, 2006 — DPL Inc. (NYSE: DPL) announced today that it will hold its annual meeting of shareholders on April 26, 2006 at 10:00 a.m. Eastern Time.  The meeting will be in Dayton, Ohio at Sinclair Community College’s Ponitz Sinclair Center — Building 12.

Holders of common shares of record at the close of business on March 3, 2006 are entitled to notice and to vote at the annual meeting.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.